ARTICLES OF INCORPORATION                           UNITED STATES OF AMERICA

            OF                                           STATE OF LOUISIANA

US UNWIRED INC.                                          PARISH OF CALCASIEU


     BE IT KNOWN: That on this 23rd day of September, 1999, before me, the undersigned Notary Public in and for the said Parish and State, personally came and appeared the undersigned who declared unto me in the presence of the undersigned competent witnesses, that availing itself of the provisions of the

Louisiana Business Corporation Law (Title 12, Chapter 1, Louisiana Revised

Statutes of 1950, as revised and certified by Act 105 of 1968 of the Legislature of Louisiana and as subsequently amended), he does hereby organize a corporation in pursuance of that law, under and in accordance with the following Articles of

Incorporation:

                                   Article I
                                 Name; Duration
The name of the Corporation is:

                                US Unwired Inc.

Its duration is perpetual.

                                   Article II
                                    Purpose

     The purpose of the Corporation is to engage in any lawful activity for which corporations may be formed under the Louisiana Business Corporation Law ("LBCL").

                                  Article III
                       Capital Stock: General Provisions

     A.  Authorized Stock.  The Corporation has the authority to issue two
         ----------------
hundred million shares of capital stock, of which one hundred million are shares of Class A Common Stock, par value $.0l per share, sixty million are shares of Class B Common Stock, par value $.0l per share, and forty million are shares of preferred stock having no par value.
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     B.  Common Stock.  Except as otherwise expressly provided in these Articles
         ------------
or as may be required by the LBCL notwithstanding the provisions of these Articles, the Class A Common Stock and Class B Common Stock have equivalent rights. A holder of Class B Common Stock may at any time convert each of his, her, or its shares of Class B Common Stock into one share of Class A Common Stock.

     C.  Preferred Stock.  The preferred stock may be issued from time to time
         ---------------
in one or more series. The Board of Directors has authority to amend the Articles from time to time to fix the preferences, limitations and relative rights of any series of preferred stock, and to establish, and fix variations in relative rights as between or among series of preferred stock. The preferences, limitations, and relative rights so established may be amended from time to time by the Board of Directors, subject only to any approval of the holders of any series of preferred stock that may be required by these Articles or by the LBCL notwithstanding the provisions of these Articles.

     D.  Voting Rights.
         -------------

          (1) Preferred stock shall have such voting rights as are required by the LBCL and as may be conferred by these Articles.

          (2) Except as otherwise provided by these Articles or as may be required by the LBCL notwithstanding the provisions, of these Articles, the Class A Common Stock and Class B Common Stock shall vote together as a single class in the election of Directors and with respect to any other matter for which shareholder action or approval is required by these Articles or by the LBCL notwithstanding the provisions of these Articles, even if action or approval of the Class A or Class B Common Stock voting on such matter as a separate class is also required. Whether voting together as a single class or voting by class, as the case may be, the Class A Common Stock shall have one vote per share, and the Class B Common Stock shall have ten votes per share.

     E.  Issuance of Class B Shares.  Shares of Class B Common Stock shall not
         --------------------------
be issued unless (i) there are simultaneously issued that number of shares of Class A Common Stock as shall be necessary to maintain, immediately following such issuance, the same proportionate equity ownership by the two classes as existed immediately prior to such issuance, or (ii) such shares are issued in connection with a stock split, stock dividend or other reclassification that complies with Article III(H) or the exception thereto, or (iii) holders of the Class A Common Stock, voting as a separate class, and the Class B Common Stock, voting as a separate class, shall have approved such issuance or (iv) to the 1818 Fund III, L.P., or any of its affiliates.

     F.   Redemption of Disqualified Holders.
          ----------------------------------

          (1) Except as may otherwise be expressly provided in these Articles with respect to any series of preferred stock, the Corporation may at any time redeem shares of its capital stock from any Disqualified Holder or Holders to the extent that the ownership thereof (i)

                                       2
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would constitute a violation of Section 310 of the Communications Act of 1934, as such Act has been and may be further amended, or any similar or successor federal law or regulation (a "Violation"), or (ii) would prevent the Corporation or any subsidiary from holding or materially delay it or any subsidiary in obtaining any governmental license or franchise necessary to conduct any material portion of the Corporation's Business, or materially increase the Corporation's or any subsidiary's cost of obtaining or operating under any such license or franchise (a "Prevention").

          (2) The terms and conditions of any such redemption shall be as follows:

               (i) The number of shares to be redeemed shall be (a) the minimum number required, in the opinion of the Board of Directors, to remove the Violation or Prevention, as the case may be, plus (b) in the discretion of the Board of Directors, any number of additional shares up to 15% of the number calculated pursuant to clause (a).

               (ii) The redemption price shall be the Fair Market Value of the Redeemed Shares;

               (iii) The redemption price shall be paid in cash, Redemption Securities, or any combination thereof, as determined by the Board of Directors;

               (iv) The shares to be redeemed shall be selected in such manner as shall be determined by the Board of Director.9, which may include selection first of the most recently purchased shares thereof, selection by lot, or selection in any other manner determined by the Board of Directors;

               (v) at least 20 days' written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed; provided, however, that only 10 days' written notice of the Redemption Date shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them on and after the Redemption Date upon surrender of the stock certificates for their shares to be redeemed; and

               (vi) from and after the Redemption Date, any and all rights of whatever nature (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares) with respect to the shares selected for redemption shall cease and terminate and such Disqualified Holders thenceforth shall be entitled only to receive the cash or Redemption Securities payable upon redemption.

     The Board of Directors may impose other terms and conditions not inconsistent with the foregoing.

          (3)  For purposes of this Article III(F):

                                       3
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               (i)   "Business" means the wireless communications business
including (but without limitation) cellular, paging and personal communications service. The foregoing description does not limit the generality of Article 11.

               (ii) "Disqualified Holder" shall mean any holder of capital stock of the Corporation whose holding of such stock, either individually or when taken together with the holding of capital stock of the Corporation by any other holder or holders would, in the opinion of the Board of Directors, be a Violation or a Prevention.

               (iii) "Fair Market Value" of a share of the Corporation's stock of any class or series shall mean the average of the closing prices for such a share on its principal trading market for each of the ten trading days ending on the day preceding the day on which notice of redemption shall be given; provided, however, that if shares of stock of such class or series are not traded on any securities exchange registered under the Securities Exchange Act of 1934 and are not quoted in the Nasdaq National Market, "Fair Market Value" shall be the fair market value as of such day as determined by the Board of Directors in good faith. Notwithstanding the foregoing, shares of Class B Common Stock shall be deemed to have the same "Fair Market Value" as an equivalent number of shares of Class A Common Stock.

               (iv) "Redemption Date" shall mean the date fixed by the Board of Directors for the redemption of shares pursuant to this Article III(F).

               (v) "Redemption Securities" shall mean any debt or equity securities of the Corporation, any of its subsidiaries or affiliates or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected I)y the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given, at least equal to the redemption price required to be paid.

          (4) The Corporation may assign in Whole or in part its redemption rights under this Article III(F) to any third party, in whose hands such rights shall become an option to purchase the shares on the same terms and conditions as the Corporation's right of redemption.

          (5) Notices of redemption shall be deemed to have been given at the time deposited in the United States mail, certified or registered with return receipt requested, properly addressed and postage prepaid. Time periods that run from such notices shall commence on the first day after notice is given.

     G.   Restoration.  Shares of Class A or Class B Common Stock that have
          -----------
converted into the other Class shall be restored to authorized but unissued shares.

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     H.  Reclassifications.  No split, reverse split, stock dividend or other
         -----------------
reclassification of the Class A Common Stock shall be effected unless a simultaneous and equivalent split, reverse split, stock dividend, or other reclassification of the Class B Common Stock is effected, and vice versa.

     I.  Dividends.  No stock dividend on the Common Stock may be paid in any
         ---------
shares other than shares of the class to which the stock dividend pertains. Subject to the preceding sentence, any dividends declared, whether in cash, shares or other property, shall be paid equally to the holders of Class A Common Stock and Class B Common Stock, on a share-for-share basis, and in the same property.

     J.  No Preemptive Rights.  Shareholders shall not have any preemptive
         --------------------
rights.


                                   Article IV
                                 Capital Stock
                    Class B Common Stock Special Provisions

     A.  Qualified Holders.  Class B Common Stock may be held only by the
         -----------------
following holders (each of which is a "Qualified Holder"):

         (i) Persons and entities who receive Class B Common Stock (a) in connection with the initial issuance of Class B shares or (b) as a distribution from any such entity which received Class B Common Stock in connection with such original issuance (each such person or entity is hereinafter referred to as a "Founder");

         (ii)  Any natural person who is:

               a.  a descendent (including by adoption) of a Founder; or

               b.  the spouse or surviving spouse of a Qualified Holder;

         (iii) Any trustee or other fiduciary, but only if and so long as (a) the sole beneficial owners of the shares are one or more Qualified Holders, or
(b) the related trust is a charitable lead or remainder trust or similar vehicle established by a Founder.

         (iv) Any corporation that is not a Founder, if the entire capital stock thereof is owned by any one or more Qualified Holders;

         (v) Any partnership or limited liability company that is not a Founder, whose sole partners or owners are one or more Qualified Holders;

         (vi) Any person or entity which is designated a Qualified Holder in accordance with the following paragraph;

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         (vii)  Any organization described in Section 501(c)(3) of the Internal
Revenue Code of 1986 (or any successor provision); and

         (viii)  The 1818 Fund III, L.P. or any of its affiliates.

         If a Qualified Holder ceases to be such (as would, for example, a corporation that is not a Founder some of whose stock is transferred by a Qualified Holder to a non-Qualified Holder; or a natural person who has been a Qualified Holder solely by virtue of being the spouse of a Qualified Holder but who becomes divorced from such Qualified Holder), then the shares of Class B Common Stock owned by the former Qualified Holder shall be automatically converted into Class A Common Stock on a share-for-share basis. Notwithstanding the foregoing, such unpurchased shares shall not be converted into Class A Common Stock, if within 30 days after the holder ceased to be a Qualified Holder, the holder is designated a "Qualified Holder" by holders of a majority of the Class B Common Stock then outstanding, in which event the unpurchased shares shall remain Class B Common Stock and shall continue to be subject to
Article IV. A Qualified Holder who is a natural person does not cease to be a Qualified Holder by reason of such person's death, but transfer of such deceased person's Class B Common Stock is subject to the restrictions of Article IV(B).

     B.   Transfer Restrictions.
          ---------------------

          (1) Upon any sale, assignment, exchange, pledge, conveyance, hypothecation transfer, donation, or other disposition of shares of Class B Common Stock ("Transfer"), such shares shall be automatically converted, on a share for share basis, into Class A Common Stock, unless such Transfer is (a) to the Corporation or to a Qualified Holder or Holders, (b) pursuant to any merger, consolidation, share exchange, or disposition of all or substantially all of the Corporation's assets that is approved in the manner provided in
          Article X(A), or (c) any bona fide pledge or hypothecation of shares to secure an obligation of the holder. Any transfer in violation of the preceding sentence shall be void and the Corporation shall be under no obligation to transfer such shares on its books, pay dividends to the transferee, or otherwise regard the transferee thereof as a shareholder.

     C. If any Transfer shall not give rise to automatic conversion hereunder, then any subsequent transfer by the holder or pledgor, as the case may be, shall be subject to the terms and conditions set forth herein, including exceptions.

     D.  Certificate Legend.  Each certificate representing shares of Class B
         ------------------
Common Stock that are subject to Article IV shall bear a legend making reference to Article IV.

                                   Article V
                                   Directors

     A. Number. The number of Directors constituting the full Board of Directors shall be the greater of (a) three; (b) the number set forth in the By-Laws of the Corporation from time to time (but no decrease in such number shall shorten the term of an incumbent director); and (c) the number that is two times the sum of (i) one, plus (ii) the number of Directors which preferred stock is entitled to elect ("Preferred Directors").

     B.  Quorum.  A quorum of Directors shall consist of a majority of the
         ------
number of Directors constituting the full Board of Directors.

     C.  Proxies.  Any Director who is absent from a meeting of the board or any
         -------
committee thereof may be represented by any other Director, who may cast the vote of the absent Director according to the written instructions, general or special, of the absent Director.

     D.  Classification.  The Board of Directors other than Preferred Directors,
         --------------
who shall be elected and serve in accordance with the terms under which the Preferred Stock was issued, shall be divided, with respect to the time during which they shall hold office, into three classes as nearly equal in number as possible, with the initial term of office of the Class I directors expiring at the annual meeting of shareholders to be held in 2000, of the Class II directors expiring at the next succeeding annual meeting of shareholders, and of the Class III directors expiring at the second succeeding annual meeting, with all such directors to hold office until their successors are elected and qualified. Any increase or decrease in the number of directors shall be apportioned by the Board of Directors so that all classes of directors shall be as nearly equal as possible. At each annual meeting of shareholders, directors chosen to succeed those whose terms then expire shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors are duly elected, and qualified.

     E.  Vacancies.  Any vacancy on the Board of Directors (including any
         ---------
vacancy resulting from an increase in the authorized number of Directors, from the removal of a Director or from a failure of the shareholders to elect the full number of authorized Directors) may be filled as follows: if the vacant position is that of a Preferred Director, the vacancy may be filled as provided elsewhere in these Articles and if the vacant position is other than that of a Preferred Director, the vacancy may be filled by vote of a majority of the remaining Directors who are not Preferred Directors, or, if not constituting a quorum of the full Board of Directors other than Preferred Directors, or, if such remaining Directors have not theretofore acted, by the holders of Common Stock at any annual or special meeting of shareholders.

     F.  Removal.  A Director may be removed at any time, with or without cause,
         -------
but only by the vote of a majority of the shares that would be entitled to elect the successor to the removed director.

                                   Article VI
                    Limitation of Liability; Indemnification

     A.  Limitation of Liability.  No Director or officer of the Corporation
         -----------------------
shall be liable to the Corporation or to its shareholders for monetary damages for breach of his or her fiduciary duty as a director or officer, provided that the foregoing provision shall not eliminate or limit the liability of a director of officer for (1) any breach of the director's or officer's duty of loyalty to the Corporation or its shareholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful distributions of the Corporation's assets to, or redemption or repurchase of the Corporation's shares from, shareholders of the Corporation, under and to the extent provided in LBCL Section 92(D); or (4) any transaction from which the director or officer derived an improper personal benefit.

     B.  Authorization of Further Actions.  The Board of Directors may (1) cause
         --------------------------------
the Corporation to enter into contracts with its directors and officers providing for the limitation of liability set forth in this Article to the full extent permitted by law, (2) adopt By-Laws or resolutions, or cause the Corporation to enter into contracts, providing for indemnification of directors and officers and other persons (including, without limitation, directors and officers of the Corporation's direct and indirect subsidiaries) to the fall extent permitted by law, and (3) cause the Corporation to exercise the powers set forth in LBCL Section 83(F), notwithstanding that some or all of the members of the Board of Directors acting with respect to the foregoing may be parties to such contracts or beneficiaries of such By-Laws or resolutions or the exercise of such powers.

     C.  Subsidiaries.  The Board of Directors may cause the Corporation to
         ------------
approve for its direct and indirect subsidiaries limitation of liability and indemnification provisions comparable to the foregoing, notwithstanding that some or all of the directors of the Corporation are also directors or officers of such subsidiaries.

     D.  Amendment of Article VI.  Any amendment or repeal of this Article shall
         -----------------------
not adversely affect any elimination or limitation of liability or any right to indemnification under this Article with respect to any action or inaction occurring prior to the time of such amendment or repeal.


                                  Article VII.
                            Meetings of Shareholders

     A.  Special Meetings.  Special meetings of shareholders, for any purpose or
         ----------------
purposes, may be called in any manner set forth in the By-Laws or on any provisions of these Articles relating to preferred stock. In addition, at any time, upon the written request of any shareholder or group of shareholders holding in the aggregate at least (i) 60% of the total voting power of any series or class, the Secretary of the Corporation shall call a special meeting of shareholders of such series or class, or (ii) 60% of the total voting power of the Corporation, the Secretary of the Corporation shall call a special meeting of all shareholders of the Corporation. Any such special meeting shall be held at the registered office of the Corporation at such time as the Secretary may fix, not less than 15 nor more than 60 days after the receipt of said request, and if the Secretary shall neglect or refuse to fix such time or to give notice of the meeting, the shareholder or shareholders making the request may do so. Such requests must state the specific purpose or purposes of the proposed special meeting, and the business to be conducted thereat shall be limited to such purpose or purposes. Except as set forth in this Article VII, shareholders of the Corporation shall not have the right to call or have called special meetings of the shareholders.

     B.  Written Consents.  Whenever by any provision of law, these Articles, or
         ----------------
the Corporation's By-Laws, the affirmative vote of holders of Class A Common Stock and Class B Common Stock, voting together as a single class, or holders of preferred stock, Class A Common Stock and Class B Common Stock, voting together as a single class is required to authorize or constitute corporate action, the consent in writing to such corporate action signed by holders holding that proportion of the total votes on the question which is required by these Articles or by law, whichever requirement is higher, shall be sufficient, without necessity for a meeting of holders of stock. Whenever by any provision of law, these Articles, or the Corporation's By-Laws, the affirmative vote of holders of preferred stock or Class B Common Stock, voting as a separate class, is required to authorize or constitute corporate action, the consent in writing to such corporate action signed by holders holding that proportion of the total votes of the preferred stock or Class B Common Stock on the question which is required by these Articles or by law, whichever requirement is higher, shall be sufficient, without necessity for a meeting of holders of the preferred stock or Class B Common Stock.

     C.  Quorum.  A majority of the total votes of any class of Common Stock or
         ------
any series of preferred stock shall constitute a quorum with respect to any matter requiring a vote of such class or series. A majority of the total votes of any classes and/or series entitled to vote together as if a single class shall constitute a quorum with respect to any matter requiring a vote of any such classes and/or series voting as if a single class.


                                  Article VIII
                                   Reversion

     Cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, that are not claimed by the shareholders entitled thereto within one year after the dividend or redemption price -became payable or the shares became issuable, despite reasonable efforts by the Corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within such time, shall, at the expiration of such time, revert in full ownership to the Corporation, and the Corporation's obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease; provided, however, that the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (1) payment of the amount of any cash or property dividend or redemption price or (2) issuance of any shares, ownership of which has reverted to the Corporation pursuant to this Article, to the person or entity who or which would be entitled thereto had such reversion not occurred.


                                   Article IX
                                    By-Laws

     A.  Adoption, Amendment and Repeal.  By-Laws of the Corporation may be
         ------------------------------
adopted, amended or repealed by the Board of Directors, subject to any power granted by the LBCL to shareholders to change or repeal any By-Laws so adopted or amended, which power (if granted by the LBCL) may only be exercised at any annual or special meeting of shareholders, the notice of which expressly states that the proposed change or repeal is to be considered at the meeting.

     B.  New Matters.  Any purported amendment to the By-Laws which would add
         -----------
thereto a matter not covered in the By-Laws prior to such purported amendment shall be deemed to constitute the adoption of a By-Law provision and not an amendment to the By-Laws.


                                   Article X
                 Vote on Certain Transactions and Amendments to
                           Articles of Incorporation

     A.  Vote Required for Shareholder Action.  If the Board of Directors has in
         ------------------------------------
advance approved and/or recommended any Proposal presented to the shareholders, including but not limited to a proposal to approve a merger, consolidation, share exchange, disposition of all or substantially all of the Corporation's assets, dissolution or any amendment to these Articles of incorporation, by the affirmative vote of three-fourths of the number of Directors constituting the full Board of Directors, then, in addition to any other vote required by these Articles or by the LBCL notwithstanding the provisions of these Articles, the affirmative vote of holders of at least a majority of the voting power present, with all classes and series voting together as if a single class, shall be required to approve such proposal. Otherwise, the affirmative vote of holders of at least 66 2/3% of the total voting power, with all classes and series voting. together as if a single class, shall be required to constitute shareholder approval of such proposal in addition to any other vote required by these Articles or by the LBCL, notwithstanding the provisions of these Articles. If a special vote of any class or series of shares is required under Section 31(C) of the LBCL (or any successor provisions) to amend the Articles of Incorporation, the requisite vote shall be the affirmative vote of holders of at least a majority of the voting power present of such class or series or such other vote as may be required in the provisions of these Articles relating to such class or series.

     B.  Business Combinations and Control Share Acquisitions.  The provisions
         ----------------------------------------------------
of LBCL Sections 132 through 134 (as the same may hereafter be amended) shall not apply to the

Corporation.  The provisions of LBCL Sections 135 through 140.2
(as the same may hereafter be amended) shall not apply to control share acquisitions of shares of the Corporation.

     THUS DONE AND SIGNED, at my office in the State, Parish and City aforesaid on the day, month and year hereinabove set forth, in the presence of the undersigned competent witnesses and me, Notar Public, after due reading of the whole.

WITNESSES:

/s/ Debbie Sue Duhon                           /s/ Thomas G. Henning
___________________________                    --------------------------------
DEBBIE SUE DUHON                               THOMAS G. HENNING
                                               Incorporator
/s/ Lanee L. Blanchard
___________________________
LANEE L. BLANCHARD


/s/ Shelia King
---------------------------
SHELIA KING
NOTARY PUBLIC


My Commission Expires: at death

                               INITIAL REPORT OF
                                US UNWIRED INC.


1. The location and address of the corporation's registered address is as follows:


     101 E. Thomas Street
     Sulphur, Louisiana 70663

2.   The name and address of the registered agent is as follows:

     Thomas G. Henning
     One Lakeshore Drive, Suite 1900
     Lake Charles, LA 70629

3.   The first directors are as follows:
                                                     Term Expires:
     William L. Henning, Jr.                         2000
     One Lakeshore Drive, Suite 1900
     Lake Charles, LA  70629

     John A Henning                                  2001
     1803 Beglis Parkway
     Sulphur, LA  70663

     Thomas G. Henning                               2001
     One Lakeshore Drive, Suite 1900
     Lake Charles, LA  70629

     William L. Henning                              2002
     101 E. Thomas Street
     Sulphur, LA  70663

     Robert Piper                                    2002
     One Lakeshore Drive, Suite 1900
     Lake Charles, LA  70629

Dated at Lake Charles, LA, on this 23d day of September, 1999.


                                             /s/ Thomas G. Henning
                                             -----------------------------------
                                             THOMAS G. HENNING

                     AFFIDAVIT OF ACCEPTANCE OF APPOINTMENT
                         BY DESIGNATED REGISTERED AGENT
                               ACT OF 769 OF 1987


To the State Corporation Department
State of Louisiana

STATE OF LOUISIANA

PARISH OF CALCASIEU


     On this 23rd day of September, 1999, before me, Notary Public in and for the State and Parish aforesaid, personally came and appeared Thomas G.

Henning, who is to me known to be the person, and who, being duly sworn,

acknowledged to me that he does hereby accept appointment as the Registered

Agent of US Unwired Inc. which is a Corporation authorized to transact business in the State of Louisiana pursuant to the provisions of Title 12,

Chapter 1, 2 and 3.
                                          /s/ Thomas G. Henning
                                          -----------------------------------
                                          Thomas G. Henning
                                          REGISTERED AGENT

Subscribed and sworn to before
me on the day, month and year
first above set forth.


/s/ Shelia King
----------------------------
Shelia King
NOTARY PUBLIC

NOTE: If the Agent is a Corporation authorized to act as an agent then the affidavit must be executed by an officer of the corporation.